       As filed with the Securities and Exchange Commission on May 6, 2003

                                                 Registration No. 333-__________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                            SIGMA-ALDRICH CORPORATION
             (Exact name of registrant as specified in its charter)

                        Delaware                                               43-1050617
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)

                               3050 Spruce Street
                            St. Louis, Missouri 63103
          (Address of principal executive offices, including zip code)

                          -----------------------------

                          2003 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                                Kirk A. Richter,
                                    Treasurer
                            Sigma-Aldrich Corporation
                               3050 Spruce Street
                               St. Louis, MO 63103
                                 (314) 771-5765

 (Name, address and telephone number, including area code, of agent for service)

                        Copies of all correspondence to:
                              R. Randall Wang, Esq.
                                 Bryan Cave LLP
                           211 N. Broadway, Suite 3600
                            St. Louis, Missouri 63102
                                 (314) 259-2000

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
      Title of Securities         Amount to be      Proposed Maximum        Proposed Maximum         Amount of
       to be Registered            Registered      Offering Price Per      Aggregate Offering     Registration Fee
                                                        Share(3)                Price(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00      5,500,000(2)         $50.08                $275,440,000           $22,283.10
per share, and associated
common stock purchase rights(1)
--------------------------------------------------------------------------------------------------------------------

(1) Each share of common stock also represents one common stock purchase right. Common stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional fee.

(2) The registration statement also includes an indeterminable number of additional shares that may become issuable pursuant to antidilution provisions.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h). The proposed maximum offering price per share represents the average of the high and low prices of the Common Stock on May 2, 2003, as reported by The Nasdaq National Market, for the shares reserved for issuance.

                                     Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that Sigma-Aldrich Corporation (the "Company" or the "Registrant") has filed with or furnished to the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference and made a part hereof:

     (a) Annual report on Form 10-K for the year ended December 31, 2002.

     (b) Current report on Form 8 K dated April 22, 2003 and filed April 23, 2003 (excluding such portion thereof filed pursuant to Item 9); Current report on Form 8-K dated February 11, 2003 and filed February 14, 2003; Current report on Form 8-K dated May 5, 2003 and filed May 6, 2003.

     (c) The description of the common stock as contained in our registration statement on Form S-14 dated May 16, 1975 (File No. 2-53698), as amended by the description contained in our proxy statements dated
         May 29, 1984 under the caption "Proposal to Amend Certificate of Incorporation," dated March 29, 1991 under the caption "Proposal to Amend Certificate of Incorporation to Increase Authorized Common
         Stock" and dated March 29, 1996 under the caption "Proposal to Amend Certificate of Incorporation to Increase Number of Shares of Authorized Common Stock."

     (d) The description of the common stock purchase rights as contained in our Registration Statement on Form 8-A dated August 9, 2000 filed August 10, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any director, officer, employee or agent of the corporation in any action, other than an action by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 145(b) provides that the corporation may indemnify any such person in an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that such person may not be indemnified in respect of any matter in which he has been judged liable to the corporation, unless authorized by the court. Section 145(c) provides that the corporation shall indemnify any such person against expenses actually and reasonably incurred in defense of any action if he has been successful in the defense of such action and if such action is one for which the corporation may indemnify such person under Section 145(a) or (b).

     The Company's By-Laws provide that it shall indemnify and, in the Company's discretion, may obtain insurance for the benefit of its officers and directors, to the extent permitted by applicable Delaware law.

     The Company's Certificate of Incorporation eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,
(iii) for the payment of unlawful dividends or unlawful stock repurchases or redemption, or (iv) for transactions in which the director received an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index.

Item 9. Undertakings.

          (a) The undersigned Registrant hereby undertakes;

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on May 6, 2003.

                                   SIGMA-ALDRICH CORPORATION


                                   By: /s/Kirk A. Richter
                                       ----------------------------
                                       Name:  Kirk A. Richter
                                       Title: Treasurer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes Karen J. Miller, Michael R. Hogan, and Kirk A. Richter, as attorney-in-fact and agent jointly and severally, each with full powers of substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, and to file the Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of the Common Shares and the Plan participation interests and any and all amendments (including post-effective amendments) to the Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature             Capacity                              Date
------------------             --------                              ----

                               Director, Chairman, President and
/s/ David R. Harvey            Chief Executive Officer               May 6, 2003
----------------------------
David R. Harvey

                               Controller (Principal Accounting
/s/ Karen J. Miller            Officer)                              May 6, 2003
----------------------------
Karen J. Miller

                               Chief Financial Officer, Chief
/s/ Michael R. Hogan           Administrative Officer and Secretary  May 6, 2003
----------------------------
Michael R. Hogan

/s/ Nina V. Fedoroff           Director                              May 6, 2003
----------------------------
Nina V. Fedoroff

/s/ W. Lee McCollum            Director                              May 6, 2003
----------------------------
W. Lee McCollum

/s/ J. Pedro Reinhard          Director                              May 6, 2003
----------------------------
J. Pedro Reinhard

/s/ William C. O'Neil, Jr.     Director                              May 6, 2003
----------------------------
William C. O'Neil, Jr.


/s/ Jerome W. Sandweiss        Director                              May 6, 2003
----------------------------
Jerome W. Sandweiss

/s/ D. Dean Spatz              Director                              May 6, 2003
----------------------------
D. Dean Spatz

/s/ Barrett A. Toan            Director                              May 6, 2003
----------------------------
Barrett A. Toan

                                  EXHIBIT INDEX

Exhibit
Number    Description
-------   -----------

4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-8135)

4.2 By-Laws, as amended (incorporated by reference to Exhibit 3 (b) of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 0-8135)

4.3 Rights Agreement between Sigma-Aldrich Corporation and Computershare Investor Services, LLC, as Rights Agent (incorporated by reference to
          Exhibit 1 of the Company's Registration Statement on Form 8-A dated August 9, 2000 (filed August 10, 2000, File No. 0-8135)

5.1       Opinion of Counsel

23.1      Consent of KPMG, LLP (included in Exhibit 5.1)

23.2      Consent of Counsel (included in Exhibit 5.1)

24.1      Power of Attorney (included on signature page)



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